Exhibit 107
CALCULATION OF FILING FEE TABLE
Schedule TO-T
(Form Type)

Forian Inc.
(Name of Subject Company - Issuer)

Bravo Merger Sub, Inc.
(Names of Filing Persons - Offeror)

2025 Acquisition Company, LLC
(Names of Filing Persons - Parent of Offeror)

Table 1 - Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$20,072,133.27	0.00013810	$2,771.96
Fees Previously Paid	—		—
Total Transaction Valuation	$20,072,133.27
Total Fees Due for Filing			$2,771.96
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$2,771.96

*
Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of: (i) 31,241,760 issued and outstanding common shares of common stock, par value $0.001 per share (each, a “Share,” and collectively, the “Shares”), of Forian Inc., a Maryland corporation (“Forian”); minus (ii) 21,991,929 Shares owned by the Filing Persons; multiplied by the offer price of $2.17 per Share (the “Offer Price”). The calculation of the filing fee is based on information provided by Forian as of April 14, 2026, a specified date within five business days prior to the date of this Tender Offer Statement on Schedule TO.

**
The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2026, effective October 1, 2025, by multiplying the transaction value by 0.00013810.